EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2004 relating to the financial statements and the financial statement schedule of Transpro, Inc., which appears in Transpro, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 22, 2004 relating to the financial statements, which appears in the Annual Report of Transpro, Inc. 401(k) Savings Plan on Form 11-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
October 18, 2004